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                                                                    EXHIBIT 99.1




                                                  FOR MORE INFORMATION, CONTACT:

                                                                     Gary Hanson
                                                       Vice President, Marketing
                                                                  (972) 864-5257



           SOFTWARE SPECTRUM TO BE ACQUIRED BY LEVEL 3 COMMUNICATIONS


DALLAS, TEXAS - May 2, 2002 - Software Spectrum, Inc. (Nasdaq:SSPE) and Level 3 Communications, Inc. (Nasdaq:LVLT), today announced they have entered into a definitive merger agreement whereby Level 3 will acquire the Dallas-based global software services provider, marketer and reseller.

A wholly-owned subsidiary of Level 3 has agreed to acquire all of the outstanding shares of Software Spectrum for $37 per share in cash. The Boards of Directors of both Software Spectrum and Level 3 have approved the agreement. In accordance with the merger agreement, the merger is subject to the approval of Software Spectrum's shareholders and certain regulatory approvals. Certain shareholders, representing approximately 28 percent of Software Spectrum's outstanding shares, including Judy Odom, chief executive officer of Software Spectrum, have agreed to vote their shares in favor of the merger. The transaction is expected to close in the third quarter of 2002.

Following closing, Software Spectrum will integrate its operations with Corporate Software, a software distributor, marketer and reseller that was acquired by Level 3 earlier this year. The combined companies will have significant global presence and the extensive resources required to continue to provide outstanding value and services to their customers worldwide. Howard Diamond, chief executive of Corporate Software,



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will serve as chairman of the combined company. Judy Odom, current chairman and chief executive officer of Software Spectrum, will serve as CEO. Keith Coogan will be president and chief operating officer.

"This is a significant opportunity to provide a great value to our shareholders," said Odom. "We are also excited about the long-term opportunities created as a result of combining Software Spectrum and Corporate Software under the umbrella of Level 3 and its significant broadband and technology capabilities."

"The new company will have greater global reach, which is vital to our ability to continue to create outstanding services for our customers," said Keith Coogan, president and chief operating officer of Software Spectrum. "This transaction is good for our shareholders, our employees and our customers."

"Over the past few months Level 3 has moved to significantly expand its information services business," said James Q. Crowe, Level 3's chief executive officer. "We are doing so in order to take advantage of important economic and technology trends, including the continuing convergence of the broadband and software distribution industries. The agreement announced today is a key part of that effort. Software Spectrum is one of the nation's leading providers of software products and related services to Fortune 500 enterprises and other businesses. We believe that integrating their operations with those of our recently acquired Corporate Software subsidiary will deliver a number of short and long term benefits to our company and create value for our shareholders."

In March 2002, Level 3 completed the acquisition of Corporate Software, a private software distribution company based in Norwood, Mass., with annual revenues exceeding $1 billion. "After closing, we will combine the strengths of both Corporate Software and Software Spectrum," Diamond said. "The new company will have breadth and depth of capability and geographical reach that will be unique in the industry."



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About Software Spectrum

Software Spectrum is a global business-to-business software services provider with sales locations, operations and contact centers throughout North America, Europe and Asia/Pacific. The company provides enterprise software management and contact center solutions that help organizations increase business value from information technology. For more information, visit Software Spectrum's Web site at www.softwarespectrum.com.

About Level 3 Communications

Level 3 (Nasdaq:LVLT) is an international communications and information services company offering a wide selection of services including IP services, broadband transport, colocation services and the industry's first Softswitch based services. Its Web address is www.Level3.com.

The company offers information services through its wholly-owned subsidiaries,
(i)Structure and Corporate Software. (i)Structure is an Application Infrastructure Provider that provides managed IT infrastructure services and enables businesses to outsource IT operations. Its Web address is www.i-structure.com.

Corporate Software helps Fortune 500 companies acquire, implement, and manage software. Its Web address is www.corporatesoftware.com.


Forward Looking Statements

This release may contain forward-looking statements that are based on a number of assumptions, including expectations for continued market growth, anticipated revenue and gross margin levels, legal and regulatory proceedings, supplier relationships, market risk, cost savings and efficiencies, and other factors discussed in the management's discussion and analysis section of the company's 2001 Form 10-K and other reports and filings with the Securities and Exchange Commission. Although the



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Level 3 to Acquire Software Spectrum                                          /4


company believes these assumptions are reasonable, no assurance can be given that they will prove correct. The company's ability to continue to grow its product and contact services businesses and improve operational efficiencies will be key to its success in the future. If the industry's or the company's performance differs materially from these assumptions or estimates, Software Spectrum's actual results could vary significantly from the estimated performance reflected in any forward-looking statements.

Additional Information about the Merger and Where to Find It

Software Spectrum plans to mail a proxy statement to its shareholders in connection with a shareholder meeting to consider and vote on a proposal to approve the merger. Shareholders of the company and other investors are urged to read the proxy statement carefully when it becomes available because it will contain important information about Software Spectrum, the merger and related matters. Shareholders and investors can obtain free copies of the proxy statement when it becomes available by contacting Investor Relations, Software Spectrum, 2140 Merritt Drive, Garland, Texas, 75041, (972) 840-6600. In addition, shareholders and investors will be able to obtain free copies of the proxy statement in connection with the merger and other documents filed by Software Spectrum with the Securities and Exchange Commission at the SEC's web site at www.sec.gov.

Software Spectrum and its directors, executive officers and certain members of management and other employees may be deemed to be participants in the solicitation of proxies of the company's shareholders to approve the proposed merger. Such individuals may have interests in the merger, including as a result of holding options or shares of the company's stock. A detailed list of the names, affiliations and interests of the participants in the solicitation will be contained in the proxy statement that will be filed by Software Spectrum with the SEC.